Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-90275, No. 333-90277 and No. 333-72734) of Plug Power Inc. of our report dated July 31, 2002 relating to the consolidated financial statements and financial statement schedule of H Power Corp., which appears in this Current Report on Form 8-K/A of Plug Power.

/s/  PricewaterhouseCoopers LLP

Florham Park, New Jersey

October 9, 2003